Exhibit 99.1

    Don Bailey Named CEO of Willis North America, Succeeding Mario P. Vitale


     NEW YORK--(BUSINESS WIRE)--Sept. 21, 2006--Willis Group Holdings, (NYSE:WSH), the global insurance broker, announced today that Don Bailey has been named Chief Executive Officer of Willis North America. Bailey, currently Willis North America's chief operating officer, succeeds Mario P. Vitale, who is joining Zurich as CEO of its Global Corporate North American operations.
     Joe Plumeri, Chairman and CEO of Willis, said, "Don Bailey has distinguished himself as COO of Willis North America and he will make an outstanding CEO. Since joining the Company, he has embraced and is practicing the core principles of Client Advocacy and through his various positions with Willis has continuously demonstrated a dedication to our vision. He has a great understanding of clients' complex needs and the ability to design appropriately tailored solutions; he has strong business sense; and, most importantly, he has the respect of his colleagues." Concurrent with his promotion Don joins the Willis Partners Group, the Company's management committee.
     "I want to thank Mario Vitale, who was the first person I hired six years ago when I joined Willis," Plumeri said. "Throughout his time here, he has made a tremendous contribution to this company while serving in a number of important capacities. He has successfully overseen our business in North America for the last few years, and has had an impact across the Group through the positions he held in global sales and marketing functions.
     Under his direction, Willis North America has excelled in many ways: service levels - measured by client retention - are higher than they have ever been; organic growth has consistently led the industry; and our recruiting efforts continue to attract the very best in the industry. I have valued his thoughtful counsel as a member of the executive management team and, along with his colleagues at Willis, I thank him for all he has done for the Company and wish him all the best for the future."
     Bailey joined Willis in March, 2003 to lead the firm's North American Executive Risks Practice, and has since served as CEO of the Company's North American large account practice. He was named COO of Willis North America in March 2006. He came to Willis from Allianz Insurance Company in Chicago where he served as Senior Vice President and Chief Underwriting Officer of the Specialty Risk Lines. Prior to his tenure with Allianz, Don served Aon and Marsh in various capacities. His insurance career started with Chubb & Son in 1987, when he joined the firm as an Underwriter in the Financial Institutions Department.
     Don Bailey said, "We will be building on the very strong foundation that Mario Vitale has created at Willis North America, continuing to strengthen our expertise, broaden our offerings and expand our client base both geographically and by industry."
     Mario Vitale said, "I am very fortunate to have been able to spend the last six years of my career at such a great company and with such wonderful colleagues. Working with and learning from Joe Plumeri has made me a better professional and a stronger leader. I thank him for his support and inspirational leadership and am sure I will be a better insurance executive given my time with him and the management team at Willis."

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Willis Group Holdings
              Investors:
              Kerry K. Calaiaro, +1 212-837-0880
              kerry.calaiaro@willis.com
              or
              Media:
              Dan Prince, +1 212-837-0806
              daniel.prince@willis.com